Exhibit 99

Viacom Names James W. Barge Executive Vice President,

Controller, Tax and Treasury

NEW YORK, January 18, 2008 – Viacom Inc. (NYSE:  VIA and VIA.B) today announced that it has appointed James W. Barge as Executive Vice President, Controller, Tax and Treasury. Mr. Barge joins the Company from Time Warner, where he most recently served as Senior Vice President and Controller. He succeeds Jacques Tortoroli, who was named Executive Vice President and Chief Financial Officer for MTV Networks, a division of Viacom, on January 7, 2008. Mr. Barge will join Viacom on January 22 and assume his new role as Controller in early March.

Mr. Barge will be responsible for overseeing financial reporting, accounting, financial planning, global taxation and treasury for Viacom and its subsidiaries. He will report to Thomas E. Dooley, Senior Executive Vice President, Chief Administrative Officer and Chief Financial Officer of Viacom.

“We are very pleased to welcome someone with Jimmy’s depth of experience and knowledge of the media industry to Viacom,” said Mr. Dooley. “His proven leadership skills and financial acumen will be of tremendous value. Jimmy also has an outstanding track record as a manager which will enable him to take full advantage of the deep bench of talent we already have throughout our finance organization. We are confident that Jimmy will build on the progress we have made under Jacques, who is bringing his significant skills to MTV Networks as CFO.”

Reporting to Mr. Barge will be Viacom’s Senior Vice President of Global Taxation and Treasury Jay Kushner, Vice President and Deputy Controller Katherine Gill-Charest and Vice President of Financial Planning and Analysis Paul Mottola.

Mr. Barge said, “This is a tremendous opportunity and I couldn’t be more pleased to be joining such a dynamic company with a strong strategic focus and deep roots in the entertainment industry. Viacom has a great finance operation in place that is highly regarded and known for its expertise. I am eager to share my experience with the entire Viacom team and to work closely with Tom and Viacom CEO Philippe Dauman to help take the company to the next level.”

Mr. Barge served as Senior Vice President and Controller for Time Warner since mid-2002. He joined Time Warner in 1995 as Assistant Controller and advanced through various financial roles in external reporting, financial planning and analysis, and financial operations. Prior to that, Mr. Barge spent nearly 17 years with public accounting firm Ernst & Young. He last served as a Partner and Area Industry Leader of the Consumer Products Group for the West Region. He previously was a partner in the national office, where he was responsible for the resolution of SEC accounting and reporting issues for many of the firm’s largest clients. Prior to that assignment, Mr. Barge was selected to participate in the Professional Accounting Fellow Program in the SEC’s Office of the Chief Accountant in Washington, D.C. In 1982, he participated in Ernst & Young’s International Program, serving a variety of international clients in London.

Mr. Barge graduated summa cum laude from the University of Georgia in 1978 with a bachelor’s degree in business administration and is a member of the AICPA.

About Viacom

Viacom, consisting of BET Networks, MTV Networks and Paramount Pictures, is the world’s leading entertainment content company. It engages audiences on television, motion picture and digital platforms through many of the world’s best known entertainment brands, including MTV, VH1, CMT, Logo, Harmonix, Nickelodeon, Noggin, Nick at Nite, AddictingGames, Neopets, COMEDY CENTRAL, Spike TV, TV Land, AtomFilms, Gametrailers, BET, Paramount Pictures, DreamWorks and Paramount Vantage. Viacom’s global reach includes approximately 145 channels and 300 online properties in 160 countries and territories.

For more information about Viacom and its businesses, visit www.viacom.com.

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Contact:

Kelly McAndrew

(212) 846-7455

Kelly.mcandrew@viacom.com